Calculation of Filing Fee Tables
S-8
NATURES SUNSHINE PRODUCTS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value per share	Other	1,500,000	$ 22.74	$ 34,110,000.00	0.0001381	$ 4,710.59
Total Offering Amounts:						$ 34,110,000.00		$ 4,710.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,710.59
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also relates to such additional number of shares available for issuance under the plan as may be required pursuant to the plan in the event of a stock dividend, stock split, recapitalization or other similar event, or as otherwise provided for in the plan. (2) Represents 1,500,000 shares of common stock available for future issuance under the Nature's Sunshine Products, Inc. 2026 Stock Incentive Plan. (3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, on the basis of the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Capital Market on May 11, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources